EXHIBIT 5-2

[LETTERHEAD OF FIRSTENERGY CORP.]

August 20, 2007

FirstEnergy Generation Corp.
FirstEnergy Solutions Corp.
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Dear Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp. and have acted as counsel to its wholly owned subsidiaries, FirstEnergy Generation Corp., an Ohio corporation (the ‘‘FGCO’’), and FirstEnergy Solutions Corp., an Ohio corporation (the ‘‘FES’’ and together with FGCO, the ‘‘Companies’’), in connection with the preparation and filing by the Companies with the Securities and Exchange Commission (the ‘‘Commission’’) on the date hereof of the registration statement on Form S-4, as amended (the ‘‘Registration Statement’’), under the Securities Act of 1933 (the ‘‘Act’’) relating to the proposed exchange by the Companies of any and all of the outstanding 6.85% Certificates due 2034 (the ‘‘Original Certificates’’) of the Bruce Mansfield Unit 1 2007 Pass Through Trust (the ‘‘Pass Through Trust’’), for an equal principal amount of the Pass Through Trust’s 6.85% Exchange Certificates due 2034 (the ‘‘Exchange Certificates’’). The Original Certificates were, and the Exchange Certificates will be, issued by the Pass Through Trust pursuant to the Pass Through Trust Agreement, dated as of June 26, 2007 (the ‘‘Pass Through Trust Agreement’’), among the Companies and The Bank of New York Trust Company, N.A., as Pass Through Trustee, in connection with the six separate leveraged lease transactions for which FES has provided its Guaranties, each dated as of July 1, 2007 (the ‘‘Guaranties’’), of the lease obligations of FGCO, all as more fully described in the Registration Statement.

In connection with this opinion, I or persons under my supervision and control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, including the prospectus forming a part thereof, the Pass Through Trust Agreement, the Guaranties and the Articles of Incorporation and Code of Regulations of each of the Companies. In addition, I or persons under my supervision and control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records and documents and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such review, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that

1. Each of the Companies is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio.

2. The Pass Through Trust Agreement has been duly authorized, executed and delivered by each of the Companies.

3. The Guaranties have been duly authorized, executed and delivered by FES.

I consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the use of my name under the caption ‘‘Legal Matters’’ in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio.

Very truly yours,
/s/ Gary D. Benz